Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2008, except for Note 16 which is as of February 7, 2008, relating to the consolidated financial statements of Philip Morris International Inc., which appears in Amendment No. 3 to Philip Morris International Inc.’s registration statement on Form 10, filed March 5, 2008. We also consent to the incorporation by reference of our report dated January 28, 2008, except for Note 16 which is as of February 7, 2008, relating to the financial statement schedule, which appears in such Form 10.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

New York, New York
March 20, 2008